ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this ____ day of September 1997, by and between FiberSouth, Inc., a North Carolina corporation (the "Seller"), and Business Telecom, Inc., a North Carolina corporation ("Buyer").

                                   WITNESSETH:

         WHEREAS, Seller is a provider of local telephone service, primarily to commercial customers in the Southeastern United States, that owns and operates, among other assets, a Lucent 5ESS local switch (the "Lucent Switch") and a 65-mile fiber optic network (the "Network") in North Carolina linking Raleigh, Durham and the Research Triangle Park area (the "Business");

         WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, certain assets and rights of Seller on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the above premises and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         1.1 Purchase and Sale of Assets; Assets to be Conveyed. At the Closing (as defined herein), and based upon the representations and warranties contained in this Agreement and subject to the terms and conditions set forth herein, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of the Purchased Assets (as defined below), excluding the Excluded Assets (as defined below).

                  (a) Purchased Assets. Except as specifically excluded in
Section 1.1(b) hereof, the Purchased Assets shall include the following assets, properties and rights of Seller used in or useful for the Business:

                         (i) all of Seller's rights, title and interest in and
to the Lucent Switch and the Network;

                         (ii) all equipment, automobiles, machinery, networks,
switches, furniture, fixtures, tools, devices and improvements owned or leased by Seller and used in connection with or useful for the Business (collectively, the "Fixed Assets");

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                         (iii) all of Seller's rights to customer lists,
distributor lists, and other documentation or analyses of Seller's customer relationships, all business and data files and other general administrative records, all accounting systems and related records, all employee records, all books and files, all marketing files, product photographs, sales literature, warranty records and all other business records used in or relating to the Business (the "Records");

                         (iv) all of Seller's inventories of products, supplies
and materials, including inventory in transit and any previously produced systems or parts of systems returned or not sold ("Inventory");

                         (v) all federal, state and local governmental licenses,
permits, approvals and authorizations relating to the Assets, to the extent transferable;

                           (vi) all diagrams, plans, designs, schemes or similar
items relating to the Assets;

                           (vii) all of Seller's accounts receivable arising
from operations;

                         (viii) all trade names, trademarks, goodwill, rights of
Seller under any lease, contract or agreement (including, without limitation, any and all rights of way), and other intangible property owned by Seller;

                         (ix) all of Seller's real property, if any, and all
improvements located thereon (the "Real Property"); and

                         (x) all other assets, tangible or intangible, owned by
Seller.

         All of the assets described in Sections 1.1(a) are hereinafter sometimes referred to as the "Purchased Assets".

         (b) Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of Seller's right, title and interest in and to its cable franchise and any and all assets relating solely thereto.

         1.2 Liabilities Assumed. As partial consideration of the Purchase Price to be paid for the Purchased Assets, Buyer agrees to assume substantially all of Buyer's outstanding indebtedness as of the Closing Date in the amount of $5,227,690.94 (the "FiberSouth Indebtedness"). In addition, Buyer agrees to assume, discharge and perform all liabilities or obligations of Seller under all agreements assigned by Seller to Buyer hereunder. Except as described above, Buyer shall not: (i) assume or agree to pay or discharge any liability or obligation of Seller or the Business, including liability for taxes or accounts payable; or (ii) assume, observe or perform the terms of any agreement or contract of the Seller or the Business unless the liability or contract of the Seller or the Business is specifically assumed in writing by Buyer.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 Purchase Price and Method of Payment. The total purchase price ("Purchase Price") to be paid by Buyer at Closing for the Purchased Assets shall be Thirty Six Million Two Hundred Twenty-Seven Thousand Six Hundred Ninety and 94/100 Dollars ($36,227,690.94), payable as follows:

                  (a) Thirty One Million Dollars ($31,000,000.00) of the Purchase Price shall be paid in cash (the "Cash Consideration").

                  (b) Five Million Two Hundred Twenty-Seven Thousand Six Hundred Ninety and 94/100 Dollars ($5,227,690.94) of the Purchase Price shall be paid by Buyer to Seller in the form of Buyer's assumption and/or satisfaction of the FiberSouth Indebtedness.

         2.2 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.2 attached hereto. The parties agree to adhere to the purchase price allocation set forth on Schedule
2.2 in all reports, returns and other documents filed with any governmental authority.

                                   ARTICLE III

                                     CLOSING

         3.1 Date and Place of Closing; Time of Closing. The closing of the sale of the Purchased Assets hereunder (the "Closing") shall be held at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina at __:00 a.m. on _____________, 1997, or such other date as the parties may mutually agree (the "Closing Date").

         3.2 Deliveries at Closing by Seller. At the Closing, provided Buyer has fully performed its obligations hereunder, the Seller shall deliver or cause to be delivered to Buyer the following:

                  (a) a Bill of Sale and Assignment, substantially in the form of Exhibit A attached hereto and made a part hereof, conveying the Purchased Assets;

                  (b) a general warranty deed for the Real Property with full warranties conveying to Buyer, or its assigns, an indefeasible fee simple absolute, marketable and insurable title to the Real Property;

                  (c) such consents, releases and other collateral documents as are necessary to transfer title to the Purchased Assets; and

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                  (d) such other certificates, title certificates, resolutions or other documents as may be reasonably required to close the transaction contemplated hereby.

         3.3 Deliveries at Closing by Buyer. At the Closing, provided the Seller has fully performed its obligations hereunder, Buyer shall deliver or cause to be delivered to the Seller the following:

                  (a)      the Cash Consideration;

                  (b) an Undertaking and Assumption Agreement substantially in the form of Exhibit B attached hereto; and

                  (c) such other certificates, title certificates, resolutions or other documents as may be reasonably required to close the transaction contemplated hereby.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Seller represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date.

         4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has the power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where its business is now conducted and such properties are now owned, leased or operated.

         4.2 Authorization; Enforceability. Seller has the power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All proceedings required to be taken to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken. This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against Seller in accordance with its terms, subject to the provisions of federal and any other applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and to general equitable principles. Neither the execution, delivery nor performance of this Agreement by the Seller will, with or without the giving of notice or the passage of time, or both, conflict with, violate any provisions of, have a material adverse effect on, result in a default, breach, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Seller under, any terms or provisions of any franchise, mortgage, note, deed of trust, lease, license, agreement, contract, understanding or other instrument to which Seller is a party or by which Seller or any of its properties may be bound or affected, or any law, rule or regulation or any order, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Seller or any of its respective properties, except where the violation, conflict, effect, default, breach, right, lien, charge or encumbrance would not have a material adverse effect on the financial condition or business of Seller.

         4.3 Material Compliance. Seller has complied in all material respects with all laws, regulations and orders applicable to its business, except where the failure so to comply would not have a material adverse effect on the financial condition of Seller or the Purchased Assets.

         4.4 Litigation. Seller is not subject to any outstanding injunction, judgment, order, decree, ruling or charge and there is no litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller or affecting any of its rights or the Purchased Assets or which might result in any material adverse change in the business or financial condition of Seller or which materially and adversely affects or could reasonably be expected to affect the Purchased Assets or liabilities of Seller or the transactions contemplated by this Agreement, in any court or before any authority or governmental entity.

         4.5 Title to Properties; Mortgages; Liens, Leases, Etc. Sellers has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets to be conveyed hereunder, subject to no liens, encumbrances or adverse claims. None of the Purchased Assets used by Seller are held as lessee under any lease, or as conditional vendee under any conditional sales contract or other title retention agreement, except as previously disclosed to Buyer.

         4.6 Tax Returns and Payments. Seller has filed all federal, state, county and municipal income, franchise and real and personal property tax returns or listings required to be filed for all taxable years or periods up to and including December 31, 1996, and have paid all taxes as shown on such returns or listings and all tax assessments related thereto to the extent that such taxes and assessments have become or will become payable, and will pay all such taxes applicable to the Seller at the Closing Date. As of the date hereof, no tax liabilities or assessments, whether federal, state, county, municipal or otherwise, have been proposed or assessed which remain unpaid nor will any such be assessed which remain unpaid and not appealed through the Closing Date and which would result in the creation of a lien on any of the Purchased Assets.

         4.7 No Consents. Seller does not need to obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except such authorizations, consents or approval, which shall have been obtained on or before Closing.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that the statements contained in this Article V are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date.

         5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement are within the power of Buyer and have been duly authorized by all necessary action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

         5.3 No Consents. Neither the execution and the delivery, nor the consummation of the transactions contemplated in this Agreement, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws. Buyer does not need to obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except such authorizations, consents or approval, which shall have been obtained on or before Closing.

                                   ARTICLE VI

                         OTHER AGREEMENTS AND COVENANTS

         6.1 Employees. Buyer is under no obligation to offer employment to any of the employees of Seller. Buyer shall not assume any obligation or liability of any kind under any pension, profit-sharing or other employee benefit plan maintained currently or in the past by Seller, or under which Seller has any present or future obligations or liability or under which any of its employees has any present or future rights.

         6.2 Bulk Sales Laws Compliance. Seller shall pay its creditors in full or otherwise satisfy in full all obligations of Seller which relate to the period ending as of the Closing Date and the Seller shall indemnify and hold Buyer harmless from and against any claims of creditors with respect to such obligations asserted pursuant to or in connection with the provisions of Article 6, Chapter 25 of the North Carolina General Statutes or otherwise.

7 6.3 Possession of the Purchased Assets. On the Closing Date, Seller shall take such steps as may be reasonably necessary to put Buyer in actual possession and operating control of the Purchased Assets.

         6.4 Cooperation. Seller shall use its best efforts to cause the sale contemplated by this Agreement to be consummated and shall make all filings with, give all notices to and obtain all consents from third parties which may be necessary or required in order to effect the transactions contemplated hereby. Seller shall cooperate with Buyer in obtaining the transfer of any licenses and permits necessary for Buyer's use of the Purchased Assets, to the extent such cooperation is a prerequisite to such transfer and to the extent such licenses and permits are assignable.

                                   ARTICLE VII

                                 INDEMNIFICATION

                  (a) Indemnification by the Seller. In the event Seller breaches any of its representations, warranties and covenants contained herein within the survival period set forth in Section 8.1 or if the Buyer incurs any Losses (as defined below) due to failure by the Seller to comply with any applicable bulk sales statutes, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 8.3 below within 180 days, with respect to third-party Losses, and 90 days, with respect to other Losses, of the termination of such survival period, then Seller agrees to indemnify the Buyer from and against any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, costs, liabilities, obligations, losses, expenses and fees, including court costs and reasonable attorneys' and consultants' fees and expenses ("Losses") the Buyer shall incur or suffer through and after the date of the claim for indemnification caused by the breach. Buyer shall be entitled, but not obligated, to enforce the indemnity obligation of the Seller by set off against any amounts owed to the Seller by the Buyer.

                  (b) Indemnification by Buyer. In the event the Buyer breaches any of its representations, warranties and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.1, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 8.3 below within 180 days, with respect to third-party Losses, and 90 days, with respect to other Losses, of the termination of such survival period, then the Buyer agrees to indemnify Seller from and against any Losses the Seller shall suffer through and after the date of the claim for indemnification caused by the breach.

                  (c)      Indemnification Procedures.

                           (i) With regard to Losses hereunder arising out of
claims, actions or proceedings brought by third parties, the indemnification procedure shall be as follows:

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


                                    (A) Upon receipt by a party of notice of a
                           claim, action or proceeding, if a claim is to be made with regard thereto, such party shall be given written notice (the "Notice") to the indemnifying party within three (3) business days thereafter specifying, in detail, the basis for the claim. Failure to give the Notice shall not affect the right of a party to indemnification hereunder except to the extent the indemnifying party can demonstrate actual prejudice caused by such failure.

                                    (B) The indemnifying party shall have the
                           right, at its option, to elect to settle, compromise or defend, by its own counsel and at its own expense, any claim, action or proceeding brought by a third party. If the indemnifying party advises the indemnified party that it will not contest such a claim, action or proceeding or fails to give written notice to the indemnified party within three (3) business days after receipt of any Notice of its election to settle, compromise or defend such claim, action or proceeding, then the indemnified party may, at its option, defend such claim, action or proceeding at the cost of the indemnifying party unless and until the indemnifying party gives notice to the indemnified party of its election to do so; provided, however, that in such case the indemnified party shall provide the indemnifying party with such information concerning such claim, action or proceeding as the indemnifying party may reasonably request from time to time and may not settle such claim, action or proceeding without the indemnifying party's consent.

                                    (C) The indemnified party shall cooperate
                           fully with the indemnifying party and its counsel in the settlement or compromise of or the defense against such claim, action or proceeding, and shall furnish to the indemnifying party all information reasonably available to the indemnifying party which relates to such claim, action or proceeding. If the indemnifying party elects to defend any such claim, action or proceeding, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.

                           (ii) In the event of an indemnification payment being
made as provided for hereunder, the indemnifying party shall be subrogated to all rights of the indemnified party with respect to indemnification has been made.

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


                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Survival of Representations and Warranties. All representations and warranties of Seller and of Buyer hereunder shall survive the Closing for a period of one (1) year from the Closing Date.

         8.2 Knowledge. Whenever the expression "to the knowledge" or similar phrase encompassing the knowledge of a party to this Agreement is used herein, it shall mean the actual knowledge of such party after reasonable investigation.

         8.3 Notices. All notices to a party hereunder shall be deemed to have been adequately given if in writing and delivered personally or upon confirmed receipt of first class, postage prepaid, registered or certified mail or overnight courier service with confirmed delivery, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

         If to Buyer:               Business Telecom, Inc.
                                    4300 Six Forks Road
                                    Raleigh, NC  27609
                                    Attn:   Anthony M. Copeland,
                                            General Counsel
                                    Telephone No.: (919) 510-7009

         with a copy to:            Larry E. Robbins, Esq.
                                    Wyrick Robbins Yates & Ponton LLP
                                    4101 Lake Boone Trail, Suite 300
                                    Raleigh, North Carolina  27607
                                    Telephone No.: (919) 781-4000

         If to Seller:              FiberSouth, Inc.
                                    4300 Six Forks Road, Suite 500
                                    Raleigh, North Carolina 27609
                                    Attn:Chief Financial Officer

         8.4 No Waiver. No failure to exercise and no delay in exercising, on the part of Buyer or Seller, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

         8.5 Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by each party hereto. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.


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

         8.6 Transaction Costs. Seller and Buyer shall each bear and be responsible for their own costs and expenses in connection with the consummation of the transactions contemplated by this Agreement, including but not limited to the payment of respective legal counsel and accounting fees.

         8.7 Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. The descriptive headings of the several Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         8.8 Binding Effect; Parties in Interest; Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, but nothing in this Agreement, express or implied, is intended to confer upon any entity or individual, other than the parties, and their permitted successors and assigns any rights or remedies under or by reason of this Agreement. This Agreement may not be assigned by Seller without the prior written consent of Buyer.

         8.9 Prior Agreements. This writing embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

         8.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         8.11 Severability. If any provision of this Agreement shall be determined to be unenforceable or illegal, the remaining provisions of the Agreement shall remain in full force and effect.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

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


         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and have attached their respective seals hereto as of the day and year first above written.

                                     SELLER:

                                                     FIBERSOUTH, INC.


                                      By:
                                         ---------------------

                                      Name:
                                         ---------------------

                                      Title:
                                         ---------------------


                                      BUYER:

                                      BUSINESS TELECOM, INC.


                                      By:
                                         ---------------------

                                      Name:
                                         ---------------------

                                      Title:
                                         ---------------------


                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]
                                       11

                               ARTICLES OF MERGER
                               -------------------

     Pursuant to Section 55-11-05 of the General Statutes of North Carolina. the undersigned corporation as the surviving corporation in a merger hereby submits the following Articles of Merger.



        1. The name of the surviving corporation is Business Telecom, Inc., a corporation organized under the laws of the State of North Carolina, and the name of the merged corporation is BTI OpCo Inc., a corporation organized under the laws of the State of North Carolina.


        2. Attached as Exhibit A hereto and made a part hereof is a copy of the Plan of Merger that was duly adopted in the manner prescribed by law by the Boards of Directors of each of the corporations participating in the merger.

        3. The merger was approved by the shareholders of each of the surviving corporation and the merging corporation as required by Chapter 55 of the North Carolina General Statutes.

        4. These Articles of Merger will be effective on the filing hereof with the North Carolina Secretary of State.



              This the 17th day of September 1997.



                                      BUSINESS TELECOM, INC.


                                       By:
                                         ---------------------

                                      Name:
                                         ---------------------

                                      Title:
                                         ---------------------

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